Exhibit 99.1

Ault Global Holdings to Resume Bitcoin Mining at Energy Efficient Facility with 1,000 S19 Pro Antminers From Bitmain

Alliance Cloud Services Closes Acquisition of 617,000 Square Foot Michigan Cloud Data Center Providing Up to 300MW of Low-Cost Power

Las Vegas, NV February 1, 2021 – Ault Global Holdings, Inc. (NYSE American: DPW) (the “Company”) announced today that Alliance Cloud Services, LLC, a majority-owned subsidiary of its wholly-owned subsidiary, Ault Alliance, Inc., closed on the acquisition of a 617,000 square foot energy-efficient facility located on a 34.5 acre site in southern Michigan (the “Facility”). The Company will resume bitcoin mining at the location through the acquisition of 1,000 new S19 Pro Antminers from Bitmain, Inc. The Company believes the purchase of the Facility secures up to 300MWs of critical power capacity under a perennial energy abatement agreement with guaranteed pricing at relatively low energy rates for the next five years. Securing a low-cost source of energy is a critical component in profitably mining cryptocurrencies. While the Company believes the Facility and its anticipated future operations will be successful, the Company cannot assure you that its expectations will materialize in a timely manner, if at all.

Alliance Cloud Services will begin offering a portfolio of services including cloud and hosted bitcoin and Ethereum mining, immersion cooling and other advanced technology services. The Company’s bitcoin mining operations will be conducted by Ault Alliance. Given the existing infrastructure and economic advantages of the Facility, Alliance Cloud Services has the ability to effectively manage and control costs. Although the buildout of the initial 30,000 square feet will focus on colocation services, the Facility will ultimately also provide both hyperscale and enterprise data center Tier 1, Tier 2 and Tier 3 capabilities and services that are readily scalable and that can be customized to a client’s specific requirements.

Darren Magot, the CEO of Ault Alliance, stated, “We believe that closing of the Facility is very promising, particularly given the impact that the coronavirus pandemic has had on the way that companies operate and the sustained resurgence of bitcoin and Ethereum cryptocurrencies. With the proceeds from the Company’s at-the-market equity offerings, the Company has the wherewithal to accelerate its investment in the Facility, including pursuing bitcoin and Ethereum mining operations for its own account.”

Revenue from the enterprise cloud data center operations is expected to begin during the quarter ending June 30, 2021, after the planned completion of the initial buildout of 30,000 square feet, or the equivalent of 1,000 cabinets capable of housing over 40,000 servers. At 50% capacity, the Facility is expected to generate annual gross revenues between approximately $54 million and $64 million. Revenue from the existing commercial real estate operations, which are expected to cover the operating costs of the Facility, will be recognized during the quarter ending March 31, 2021.

“Since we abandoned our bitcoin mining activities approximately a year ago, much has changed for the Company,” said Milton “Todd” Ault, III, the Company’s Executive Chairman. “We have significantly strengthened our balance sheet, which allows us to invest in growing our cryptocurrency mining operations. We believe that we are now in a position to better withstand the volatility associated with cryptocurrency mining, as we have secured a low-cost energy source that we control, in contrast to the prior situation when our miners were located at a co-location facility owned by somebody else and where the cost of energy was dramatically higher. We believe our improved capital structure combined with low energy costs at a facility we own position the Company for success.”

For more information regarding leasing commercial space or services from the hyperspace enterprise cloud data center, please email info@alliancecloudservices.com.

For more information on Ault Global Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.Aultglobal.com or available at www.sec.gov.

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Global Holding’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.AultGlobal.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.Aultglobal.com.

Contacts:

IR@Aultglobal.com or 1-888-753-2235